EXHIBIT 99.1

Civeo Reports Fourth Quarter and Full Year 2018 Results

HOUSTON and CALGARY, Alberta, Feb. 26, 2019 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2018.

Highlights include:

  Reported revenues of $466.7 million, an increase of 22% from 2017

  Incurred fourth quarter net loss of $13.8 million and delivered Adjusted EBITDA of $19.9 million

  Generated $28.5 million in operating cash flow and $21.9 million in free cash flow allowing for $22.9 million in debt repayments during the quarter

  Secured an 18-month room commitment at Sitka Lodge from LNG Canada, bringing our total LNG-related contracted revenues to approximately C$170 million through 2021

  Awarded a hospitality services contract in Canada and a renewal in Australia totaling approximately US$90 million in revenues through 2023 and 2021, respectively

“Civeo produced solid operational execution and made strategic progress in 2018, as we achieved year-over-year growth, completed integration of the Noralta acquisition and announced meaningful new business in Australia and Canada. Additionally, we generated solid free cash flow and returned our U.S. business to a positive Adjusted EBITDA contribution while enhancing our service offerings,” stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, “Our fourth quarter results were at the upper end of our expectations, largely driven by continued strong occupancy and favorable market conditions in Australia and the U.S. During the quarter, performance in Canada was impacted by longer holiday downtime. However, our business will benefit from the accelerating activity of LNG-related work in British Columbia, which will generate committed revenue through at least 2021.”

Mr. Dodson added, “Looking ahead to 2019, we will focus on executing the contract awards secured in 2018, generating free cash flow, strengthening our balance sheet, expanding our already robust service offerings and pursuing new business opportunities across our core markets. We are well positioned to continue to deliver best-in-class hospitality services to our customers and create value for our shareholders.”

Fourth Quarter 2018 Results

In the fourth quarter of 2018, Civeo generated revenues of $114.5 million and reported a net loss of $13.8 million, or $0.08 per share. The loss represents a $15.2 million pre-tax loss resulting in part from $2.1 million in costs associated with Civeo’s acquisition of Noralta. During the fourth quarter of 2018, Civeo produced operating cash flow of $28.5 million, Adjusted EBITDA of $19.9 million and free cash flow of $21.9 million.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the fourth quarter of 2017, Civeo generated revenues of $101.3 million and reported a net loss of $47.6 million, or $0.36 per share. The loss represents a $51.1 million pre-tax loss resulting in part from $27.2 million in impairment charges and $2.3 million in costs associated with Civeo’s acquisition of Noralta. During the fourth quarter of 2017, Civeo generated operating cash flow of $11.3 million, Adjusted EBITDA of $13.3 million and free cash flow of $8.4 million.

The increase in Adjusted EBITDA and the decrease in net loss in the fourth quarter of 2018 compared to 2017 was primarily due to the contribution from the Noralta assets, lower selling, general and administrative expenses, meaningful performance improvement in our U.S. business and the ongoing recovery in the Australian natural resources market associated with stable met coal prices.

Full Year 2018 Results

For the full year 2018, the Company reported revenues of $466.7 million and a net loss of $131.8 million, or $0.84 per share. Adjusted EBITDA was $76.8 million, compared to revenues of $382.3 million and a net loss of $105.7 million, or $0.82 per share. Adjusted EBITDA was $63.2 million in 2018.

The increase in Adjusted EBITDA and decrease in net loss in 2018 as compared to 2017 was primarily due to increased revenues driven by the Noralta acquisition, as well as higher activity levels in certain markets in Australia and the U.S, offset by transaction related expenses and pre-tax impairment expenses of $28.7 million and higher selling, general and administrative expenses primarily due to the Noralta acquisition.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2018 to the results for the fourth quarter of 2017. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and Noralta-related expenses noted above.)

Canada

During the fourth quarter of 2018, the Canadian segment generated revenues of $69.4 million, operating loss of $7.7 million and Adjusted EBITDA of $11.8 million, compared to revenues of $63.6 million, operating loss of $36.9 million and Adjusted EBITDA of $11.4 million in the fourth quarter of 2017. The fourth quarter of 2018 results reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues by $2.7 million. On a constant currency basis, revenues were higher primarily due to the Noralta acquisition, offset by extended holiday downtime and subdued oil sands activity.

Australia

During the fourth quarter of 2018, the Australian segment generated revenues of $29.7 million, operating loss was $1.8 million and Adjusted EBITDA was $11.8 million, compared to revenues of $28.1 million, operating loss of $3.2 million and Adjusted EBITDA of $10.3 million in the fourth quarter of 2017.

The fourth quarter of 2018 results reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues by $2.1 million.  On a constant currency basis, the Australian segment experienced a 13.3% period-over-period increase in revenues due to continued strong occupancy in our villages resulting from steadily improving activity in the mining sector.

U.S.

The U.S. segment generated revenues of $15.5 million, operating loss of $2.2 million and Adjusted EBITDA of $1.9 million in the fourth quarter of 2018, compared to revenues of $9.7 million, operating loss of $4.1 million and an Adjusted EBITDA loss of $1.2 million in the fourth quarter of 2017. The revenue increase was primarily due to the acquisition of our Acadian Acres lodge, a large fabrication project in the offshore business and continued strong occupancy levels at our lodges and utilization of wellsite units in the Mid-Con and Texas markets.

Income Taxes

Civeo recognized an income tax benefit of $2.0 million, which resulted in an effective tax rate of 13% in the fourth quarter of 2018. During the fourth quarter of 2017, Civeo recognized an income tax benefit of $3.6 million, which resulted in an effective tax rate of 7%.

Financial Condition

As of December 31, 2018, Civeo had total liquidity of approximately $102.7 million, consisting of $90.3 million available under its revolving credit facilities and $12.4 million of cash on hand.

Civeo’s total debt outstanding on December 31, 2018 was $379.2 million, a $43.9 million decrease since September 30, 2018. The decrease resulted primarily from repayments of $22.9 million from free cash flow generated by the business and the impact of foreign currency translation.

During 2018, Civeo invested $17.1 million in capital expenditures, up from $11.2 million during 2017.

First Quarter and Full Year 2019 Guidance

For the first quarter of 2019, Civeo expects revenues of $105.0 million to $110.0 million and Adjusted EBITDA of $13.0 million to $16.0 million. For the full year of 2019, Civeo expects revenues of $470.0 million to $490.0 million and Adjusted EBITDA of $95.0 million to $105.0 million, guiding to a 24% to 37% increase in Adjusted EBITDA from 2018.

Conference Call

Civeo will host a conference call to discuss its fourth quarter 2018 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (866)-548-4713 in the United States or (323) 794-2093 internationally and using the conference ID 3056153#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 3056153#.

About Civeo

Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 33 lodges and villages in operation in Canada and Australia, with an aggregate of approximately 33,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s future plans, priorities, contracted revenues and borrowing needs; growth opportunities; optimism about activity, market demand and commodity price environment in 2019; expected benefits of the agreement with LNG Canada and LNG-related activity and first quarter and full year 2019 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2017 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017	2018	2017

Revenues	$114,520	$101,348	$466,692	$382,276

Costs and expenses:
Cost of sales and services	82,564	70,575	330,382	257,258
Selling, general and administrative expenses	12,314	19,290	69,068	63,431
Depreciation and amortization expense	26,344	29,360	125,846	126,443
Impairment expense	—	27,244	28,661	31,604
Other operating expense	442	407	790	1,511
	121,664	146,876	554,747	480,247
Operating loss	(7,144)	(45,528)	(88,055)	(97,971)

Interest expense, net of capitalized interest	(6,929)	(5,742)	(26,258)	(21,439)
Loss on extinguishment of debt	—	—	(748)	(842)
Interest income	134	131	226	200
Other income (expense)	(1,300)	61	1,623	1,308
Loss before income taxes	(15,239)	(51,078)	(113,212)	(118,744)
Income tax benefit	1,979	3,615	31,365	13,490
Net loss	(13,260)	(47,463)	(81,847)	(105,254)
Less: Net income attributable to noncontrolling interest	55	116	396	459
Net loss attributable to Civeo Corporation	(13,315)	(47,579)	(82,243)	(105,713)
Less: Dividends attributable to Class A preferred shares	489	—	49,589	—
Net loss attributable to Civeo Corporation common shareholders	$(13,804)	$(47,579)	$(131,832)	$(105,713)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.08)	$(0.36)	$(0.84)	$(0.82)
Diluted	$(0.08)	$(0.36)	$(0.84)	$(0.82)

Weighted average number of common shares outstanding:
Basic	165,599	130,894	157,231	128,365
Diluted	165,599	130,894	157,231	128,365

CIVEO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	DECEMBER 31, 2018	DECEMBER 31, 2017
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$12,372	$32,647
Accounts receivable, net	70,223	66,823
Inventories	4,313	7,246
Assets held for sale	10,297	9,462
Prepaid expenses and other current assets	10,592	16,034
Total current assets	107,797	132,212

Property, plant and equipment, net	658,905	693,833
Goodwill, net	114,207	—
Other intangible assets, net	119,409	22,753
Other noncurrent assets	1,359	5,114
Total assets	$1,001,677	$853,912

Current liabilities:
Accounts payable	$28,334	$27,812
Accrued liabilities	15,956	22,208
Income taxes	310	1,728
Current portion of long-term debt	33,329	16,596
Deferred revenue	3,035	5,442
Other current liabilities	5,719	1,843
Total current liabilities	86,683	75,629

Long-term debt	342,908	277,990
Deferred income taxes	18,442	—
Other noncurrent liabilities	18,220	23,926
Total liabilities	466,253	377,545

Shareholders' equity:
Preferred shares	56,280	—
Common shares	—	—
Additional paid-in capital	1,562,133	1,383,934
Accumulated deficit	(710,551)	(579,113)
Treasury stock	(1,189)	(358)
Accumulated other comprehensive loss	(371,249)	(328,213)
Total Civeo Corporation shareholders' equity	535,424	476,250
Noncontrolling interest	—	117
Total shareholders' equity	535,424	476,367
Total liabilities and shareholders' equity	$1,001,677	$853,912

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(81,847)	$(105,254)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	125,846	126,443
Impairment charges	28,661	31,604
Inventory write-down	—	525
Loss on extinguishment of debt	748	842
Deferred income tax benefit	(31,403)	(8,976)
Non-cash compensation charge	11,036	7,338
Gain loss on disposals of assets	(1,606)	(825)
Provision (benefit) for loss on receivables, net of recoveries	(276)	51
Other, net	4,879	3,871
Changes in operating assets and liabilities:
Accounts receivable	13,326	(6,896)
Inventories	3,376	(4,463)
Accounts payable and accrued liabilities	(17,716)	12,674
Taxes payable	5,310	3,210
Other current assets and liabilities, net	(5,943)	(3,318)
Net cash flows provided by operating activities	54,391	56,826

Cash flows from investing activities:
Payments related to acquisitions, net of cash acquired	(171,337)	—
Capital expenditures, including capitalized interest	(17,108)	(11,194)
Proceeds from disposition of property, plant and equipment	5,844	1,908
Other, net	654	548
Net cash flows used in investing activities	(181,947)	(8,738)

Cash flows from financing activities:
Proceeds from issuance of common shares, net	—	64,734
Term loan repayments	(26,609)	(40,781)
Revolving credit borrowings (repayments), net	140,973	(39,937)
Debt issuance costs	(4,009)	(1,795)
Other, net	(832)	(293)
Net cash flows provided by (used in) financing activities	109,523	(18,072)

Effect of exchange rate changes on cash	(2,242)	846
Net change in cash and cash equivalents	(20,275)	30,862

Cash and cash equivalents, beginning of period	32,647	1,785
Cash and cash equivalents, end of period	$12,372	$32,647

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017	2018	2017
Revenues
Canada	$69,351	$63,589	$296,012	$245,595
Australia	29,696	28,057	119,238	111,221
United States	15,473	9,702	51,442	25,460
Total revenues	$114,520	$101,348	$466,692	$382,276

EBITDA (1)
Canada	$10,579	$(16,281)	$23,671	$22,818
Australia	11,759	10,294	44,821	41,398
United States	1,908	(1,197)	5,566	(5,475)
Corporate and eliminations	(6,401)	(9,039)	(35,040)	(29,420)
Total EBITDA	$17,845	$(16,223)	$39,018	$29,321

Adjusted EBITDA (1)
Canada	$11,780	$11,356	$55,848	$54,815
Australia	11,759	10,294	44,821	41,398
United States	1,908	(1,197)	5,566	(5,475)
Corporate and eliminations	(5,544)	(7,154)	(29,457)	(27,535)
Total adjusted EBITDA	$19,903	$13,299	$76,778	$63,203

Operating income (loss)
Canada	$(7,710)	$(36,928)	$(61,487)	$(63,211)
Australia	1,843	(3,244)	(1,950)	(11,528)
United States	(2,195)	(4,079)	(8,640)	(14,426)
Corporate and eliminations	918	(1,277)	(15,978)	(8,806)
Total operating loss	$(7,144)	$(45,528)	$(88,055)	$(97,971)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017	2018	2017

EBITDA (1)	$17,845	$(16,223)	$39,018	$29,321
Adjusted EBITDA (1)	$19,903	$13,299	$76,778	$63,203
Free Cash Flow (2)	$21,893	$8,410	$43,127	$47,540

(1) The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta.   EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017	2018	2017

Net income (loss) attributable to Civeo Corporation	$(13,315)	$(47,579)	$(82,243)	$(105,713)
Income tax provision (benefit)	(1,979)	(3,615)	(31,365)	(13,490)
Depreciation and amortization	26,344	29,360	125,846	126,443
Interest income	(134)	(131)	(226)	(200)
Loss on extinguishment of debt	—	—	748	842
Interest expense	6,929	5,742	26,258	21,439
EBITDA	$17,845	$(16,223)	$39,018	$29,321
Adjustments to EBITDA
Impairment expense (a)	—	27,244	28,661	31,604
Noralta transaction costs (b)	2,058	2,278	9,099	2,278
Adjusted EBITDA	$19,903	$13,299	$76,778	$63,203

(a) Relates to the impairment of assets in Canada and the United States.  During the first quarter 2018, we recorded a pre-tax loss of $28.7 million ($20.9 million after-tax, or 0.13 per diluted share), which is included in Impairment expense on the unaudited statements of operations.  During the fourth quarter 2017, we recorded a pre-tax loss of $27.2 million ($19.9 million after-tax, or 0.15 per diluted share), which is included in Impairment expense on the unaudited statements of operations.  During the third quarter 2017, we recorded a pre-tax loss of $4.4 million ($3.2 million after-tax, or $0.02 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's acquisition of Noralta.  For the twelve month period ended December 31, 2018, the $9.1 million of costs in 2018 ($8.0 million after-tax, or 0.05 per diluted share), are reflected in the Canada ($3.5 million) and Corporate and eliminations ($5.6 million) reportable segments and are included in Costs of sales and services ($1.0 million), Selling, general and administrative expenses ($7.2 million) and Other income (expense) ($0.9 million) on the unaudited statements of operations.  For the three month period ended December 31, 2018, the $2.1 million of costs in 2018 ($1.7 million after-tax, or 0.01, per diluted share), are reflected in the Canada ($1.2 million) and Corporate and eliminations ($0.9 million) reportable segments and are included in Costs of sales and services ($0.6 million), Selling, general and administrative expenses ($0.6 million) and Other income (expense) ($0.9 million) on the unaudited statements of operations.  The $2.3 million of costs in 2017 ($2.2 million after-tax, or $0.02 per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.  It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017	2018	2017

Net Cash Flows Provided by Operating Activities	$28,529	$11,301	$54,391	$56,826
Capital expenditures, including capitalized interest	(8,442)	(3,174)	(17,108)	(11,194)
Proceeds from disposition of property, plant and equipment	1,806	283	5,844	1,908
Free Cash Flow	$21,893	$8,410	$43,127	$47,540

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING MARCH 31, 2019		YEAR ENDING DECEMBER 31, 2019
EBITDA Range (1)	$13.0	$16.0	$95.0	$105.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING MARCH 31, 2019		YEAR ENDING DECEMBER 31, 2019
	(estimated)		(estimated)

Net loss	$(23.5)	$(21.5)	$(58.0)	$(50.0)
Income tax provision (benefit)	(3.5)	(2.5)	(7.0)	(5.0)
Depreciation and amortization	33.5	33.5	135.0	135.0
Interest expense	6.5	6.5	25.0	25.0
EBITDA	$13.0	$16.0	$95.0	$105.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2018	2017	2018	2017

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$62,641	$58,171	$266,899	$228,062
Mobile facility rental revenue (2)	33	2,555	9,316	3,935
Food and other services revenue (3)	4,519	2,770	15,601	11,891
Manufacturing revenue (4)	2,158	93	4,196	1,707
Total Canadian revenues	$69,351	$63,589	$296,012	$245,595

Costs
Accommodation cost	$42,868	$36,304	$180,355	$141,901
Mobile facility rental cost	248	3,142	9,985	4,200
Food and other services cost	4,435	2,532	14,756	9,229
Manufacturing cost	2,622	819	4,995	4,478
Indirect other cost	4,345	3,431	15,134	11,869
Total Canadian cost of sales and services	$54,518	$46,228	$225,225	$171,677

Average daily rates (5)	$91	$90	$89	$92

Billed rooms (6)	687,217	647,282	3,007,229	2,469,899

Canadian dollar to U.S. dollar	$0.757	$0.787	$0.772	$0.771

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$29,553	$28,057	$117,896	$111,221
Food and other services revenue (3)	143	—	1,342	—
Total Australian revenues	$29,696	$28,057	$119,238	$111,221

Costs
Accommodation cost	$14,424	$13,442	$57,366	$53,406
Food and other services cost	125	—	1,150	—
Indirect other cost	630	527	2,552	2,316
Total Australian cost of sales and services	$15,179	$13,969	$61,068	$55,722

Average daily rates (5)	$74	$79	$78	$80

Billed rooms (6)	397,335	355,019	1,512,030	1,385,087

Australian dollar to U.S. dollar	$0.718	$0.768	$0.748	$0.767

(1)  Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)  Includes revenues related to mobile camps for the periods presented.
(3)  Includes revenues related to food service, laundry and water and wastewater treatment services for the periods presented.
(4)  Includes revenues related to modular construction and offshore manufacturing services for the periods presented.
(5)  Average daily rate is based on billed rooms and accommodation revenue.
(6)  Billed rooms represents total billed days for the periods presented.

CONTACT:

Frank C. Steininger
Civeo Corporation
Executive Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
713-353-5407